                                                                      EXHIBIT 11
                           DRILEX INTERNATIONAL INC.

                           COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                   THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                        JUNE 30,                JUNE 30,
                                                                  ----------------------  ---------------------
                                                                     1996        1995        1996        1995
                                                                  ----------  ----------  ----------  ----------

Net income                                                        $       93  $      361  $      619  $      566
                                                                              ==========              ==========
Interest expense on Convertible Promissory Note,
    net of tax                                                            33                      66
                                                                  ----------              ----------
As adjusted for fully diluted computation                         $      126              $      685
                                                                  ==========              ==========

Weighted average common shares outstanding                         4,391,778   3,934,106   4,386,492   4,001,027
Incremental effect of shares issued during the
    twelve months prior to the filing date of
    the Registration Statement                                            --     278,083          --     278,083
Incremental shares attributable to outstanding
    stock options and warrants                                       153,406     127,082     162,229      85,666
                                                                  ----------  ----------  ----------  ----------
Weighted average common and common
    equivalent shares outstanding                                  4,545,184   4,339,271   4,548,721   4,364,776
                                                                              ==========              ==========
Incremental shares attributable to conversion
    of Convertible Promissory Note                                   361,962                 361,962
                                                                  ----------              ----------
As adjusted for fully diluted computation                          4,907,146               4,910,683
                                                                  ==========              ==========

Net income per common and common equivalent share:
    Primary                                                       $      .02  $      .08  $      .14  $      .13
                                                                  ==========  ==========  ==========  ==========
    Fully diluted                                                 $      .03              $      .14
                                                                  ==========              ==========

Note: The computations in this exhibit are presented in accordance with Regulation S-K, Item 601(b)(11). Under the provisions of Accounting Principles Board Opinion No. 15, the fully diluted amounts are not presented in the Company's Consolidated Statement of Income, since such amounts are anti-dilutive.